Exhibit 4.2

1	April 2014

Dear Pierre-Olivier

Following our recent discussions, I am delighted to formally offer you appointment to the Board, in your role of Group Chief Risk Officer. With effect from 1 April 2014 you will become an executive director of Prudential plc and will continue to report to me as Group Chief Executive Officer, and to Howard Davies as Chair of the Group Risk Committee.

This letter summarises the proposed changes to your current remuneration package, with effect from 1 April 2014. Your current contract, which is the standard contract used within Prudential plc for all our executive directors and members of the Group Executive Committee, will continue to apply in your new role, aside from any changes noted below.

Remuneration and benefits

Base Salary

Your base salary will be £630,000 per annum. We review salaries with effect from 1 January each year and your next review will be on 1 January 2015.

Incentive Plans

You will be eligible to participate in the following discretionary incentive plans:

(i)	An annual incentive plan (“AIP”). You will have a maximum AIP opportunity of 160% of annual salary of which 80% of salary will be based on Group financial performance and 80% on achievement of personal objectives. We anticipate that delivery of a normally challenging business plan will deliver 80% of the maximum opportunity for the financial element of the bonus.

You will be required to defer 40% of any bonus awarded to you in any year into Prudential shares. These shares will vest to you three years after the date of the award. Bonus awards are not pensionable.

Your 2014 bonus payment will be calculated on a pro-rata basis in respect of your time employed as a member of the Group Executive Committee and as an executive director during 2014.

(ii)	An annual long term incentive award with a value at award of 250% of salary. Your 2014 award will reflect this new increased award size and will be made under the Prudential Long Term Incentive Plan (“PLTIP”).

Your outstanding share awards made under deferred bonus plans and long term incentives will not be affected by this change.

Benefits

Your benefits will be unaffected by this change. HR will contact you about the implications for your salary related benefits, such as pension contributions and any necessary life assurance underwriting.

Share ownership guidelines

As a member of the Board you will be subject to a share ownership guideline of 200% of salary; this represents an increase from your current guideline as a GEC member of 75% of salary. You are expected to meet this increased guideline within five years of your date of appointment to the Board.

General Terms and Conditions

Other terms and conditions will remain unchanged from those outlined in your letter of appointment and contract dated 6 August 2013.

Conclusion

Pierre-Olivier, I very much hope that you will accept this offer by signing and returning a copy of this letter. A further copy is enclosed for your records.

Thank you for your considerable contribution to date to Prudential. I look forward to continuing to work with you in your new role.

Yours sincerely

/s/ T Thiam

Tidjane Thiam

Group Chief Executive Officer

I accept the terms offered in this letter.

Signed	/s/ Pierre B
Pierre-Olivier Bouée

Dated	1/4/2014

PRIVATE AND CONFIDENTIAL

DATED

6 AUGUST 2013

PRUDENTIAL SERVICES LIMITED (1)

and

PIERRE-OLIVIER BOUÉE (2)

and

PRUDENTIAL PLC (3)

EXECUTIVE CONTRACT OF EMPLOYMENT

PARTIES

(1)	PRUDENTIAL SERVICES LIMITED of Laurence Pountney Hill, EC4R 0HH (the “Company”) and

(2)	PIERRE-OLIVIER BOUÉE of [ADDRESS] (the “Executive”)

(3)	PRUDENTIAL PLC of Laurence Pountney Hill, London, EC4R 0HH (“Prudential”)

1.	DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Board” means the Board of Directors of Prudential;

“Commencement Date” means 6 August 2013

“Prudential Group” means Prudential and each of its subsidiaries where “subsidiaries” is defined by section 1159 of the Companies Act 2006.

2.	APPOINTMENT

(1)	The Company shall employ the Executive and the Executive shall serve the Company as Group Chief Risk Officer of Prudential plc and in other such capacity as may be agreed (“the Appointment”). The Executive shall report to the Group Chief Executive and to the Chair of the Risk Committee.

(2)	The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months’ prior written notice to expire at any time or the Executive giving to the Company not less than 12 months’ prior written notice to expire at any time.

(3)	The Company does not operate a fixed retirement age but, subject to the rules of any Company Pension Scheme of which the Executive is a member, the Executive may give the Company notice to voluntarily retire at any time from the age of 55.

3.	DUTIES OF THE EXECUTIVE

(1)	During the Appointment the Executive shall use his best endeavors to promote the interests of the Company and each company in the Prudential Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)	The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in him by the Board consistent with the nature of the Appointment.

(3)	Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(i)	not to attend any premises of the Company or any other company in the Prudential Group; and/or

(ii)	to resign with immediate effect from any offices he holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/or

(iii)	to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group.

The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3). For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which he is not required to attend work.

(4)	The Board may also suspend all or any of the Executive’s duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive. Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company’s premises during such suspension) providing that:

(i)	the Board on or before such suspension notifies the Executive in writing of such grounds; and

(ii)	during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement.

(5)	The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall require and of which the Executive is aware.

(6)	The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group. The Executive shall also comply with the requirements laid down by all external regulatory bodies.

(7)	The Executive shall allow the Company supervised access on reasonable notice to all or any of the properties in which he resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may consider advisable for the protection of the Executive.

4.	PERFORMANCE OF DUTIES

(1)	During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of his time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of his duties hereunder demands.

(2)	The Executive shall not (unless otherwise agreed by the Company and/or the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)	The Executive shall perform his duties at such offices of the Company in London or at such other locations as the Company or the Board may from time to time reasonably require.

5.	REMUNERATION

(1)	During the Appointment the Company will pay the Executive an annual salary as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive. The rate of salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive. The Company reserves the right to withhold or deduct from the Executive’s salary any amount owed by the Executive to the Company or any company in the Prudential Group.

(2)	The Executive shall be eligible to be admitted to membership of the DC Section of the Prudential Staff Pension Scheme details of which have been supplied to the Executive, subject to the trust deed and rules from time to time governing the scheme. The Scheme is contracted-in to the state second pension scheme and so no contracting-out certificate applies to the Appointment. The Executive’s pensionable pay for the purposes of determining employee contributions and Prudential’s contributions will be the Executive’s Base Salary. Provision of death in service benefits may be subject to the provision of medical evidence satisfactory to the provider. The Company reserves the right to amend the DC Section of the Prudential Staff Pension Scheme from time to time.

(3)	The Executive must notify the Company as early as practicable on the first day of any absence due to sickness or other incapacity. Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive’s incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) for the first six months of such incapacity. During this period of incapacity, the Company shall only give notice terminating the Appointment on grounds of redundancy, falling within section 139 of The Employment Rights Act 1996 or those circumstances as set out in clause 9(2). Thereafter the Company may at its discretion discontinue the payment of remuneration under this Agreement in which event the rules of the Prudential Staff Long Term Incapacity Scheme as from time to time in force, will apply to the Executive.

(4)	If the Executive needs to undergo a medical examination at the request of the Company, the cost of this will be met by the Company and the Company’s medical adviser will be entitled to receive a copy of any report produced, to discuss it with the doctor who produced it and to discuss its conclusions with the Company.

(5)	If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party, only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security, the Executive shall (insofar as lawful) repay to the Company the amount of any sick pay he has received.

(6)	The Executive, his partner and his unmarried children below the age of 18 (or 24 if in full time education) will be eligible free of charge to participate with effect from the Commencement Date until termination of employment in the Prudential Group medical insurance scheme currently established with PruHealth.

(7)	The Executive may be eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the availability of those benefits generally) which currently include:

(a)	the Annual Incentive Plan (“AIP”);

(b)	long term incentive plans operated by the Group;

(c)	the Prudential Services Ltd Share Incentive Plan (“SIP”); and

(d)	the Prudential Savings Related Share Option Scheme (SAYE Scheme”),

details of which have been supplied to the Executive.

Any benefits under these plans are non-pensionable.

(8)	Participation in the Prudential AIP, long term incentive plans, SIP, SAYE and any other incentive arrangement and Savings Related Share Option Scheme is a matter entirely separate from the Executive’s terms and conditions of employment; the Company has no contractual obligation to invite the Executive’s participation in any plan cycle; and in particular if the Executive’s employment shall terminate for whatever reason (whether lawfully or in breach of contract) he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(9)	So far as permitted by law, the Executive shall be entitled to an interest free season ticket loan.

6.	EXPENSES

The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all traveling, hotel, entertainment and other out-of-pocket expenses properly incurred by him from time to time in the execution of his duties hereunder in accordance with the relevant rules of the Company for the time being in force.

7.	HOLIDAY

The Executive shall be entitled to paid time off for breaks away from work in each calendar year (in addition to statutory holidays) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time. Under normal circumstances this is not expected to exceed six weeks in any year.

8.	POST TERMINATION RESTRICTIONS

(1)	The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the “Exclusion Period”) he shall not whether on his own account or otherwise and whether directly or indirectly:

(a)

solicit, interfere with, endeavor to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)	solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the twelve months before the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)	carry on, set up, be employed, engaged or interested in a business anywhere in the UK, Europe, US or Asia which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of termination with which the Executive was actively involved during the 12 month period immediately prior to termination of the Appointment, including (but not limited to) the businesses of the companies listed in Schedule 1 (or such other companies as may, from time to time, carry on such businesses). It is agreed that in the event that any such company ceases to be in competition with the Company and/or any company within the Prudential Group, this clause 8(1)(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)	The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provision of clause 3(3).

(3)	The Executive acknowledges and agrees that:

(a)	each of sub-clauses 8(1)(a) (b) and (c) hereof constitute an entirely separate and independent restriction on him;

(b)	the duration extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and

(c)	if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.	TERMINATION OF EMPLOYMENT

(1)	The Appointment may be terminated by either party by notice given in accordance with Clause 2. The Company may in its absolute discretion decide to terminate the employment by making a payment of salary in lieu of any unexpired period of notice and, if any payment by the Company is appropriate, to make the payment either in one lump sum on termination or for payment to be made in equal monthly installments on the usual salary payment dates over the notice period. During the period of payment of these monthly installments the Executive will be expected to mitigate the position by seeking alternative employment. Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company. Should the Executive’s new gross monthly pay be the same or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments. Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

(2)	Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under Clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any of the following circumstances, namely:

(a)	if he is or becomes bankrupt or has a receiving order made against him or compounds with his creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)	if he is guilty of serious misconduct or behavior such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences for which a non custodial sentence is imposed) or commits any serious breach of any of his obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise) and such misconduct, behaviour or breach justifies summary dismissal; or

(c)	if he refuses to comply with any lawful orders or directions reasonably given to him by the Company or the Board or neglects so to comply with material adverse consequences for the Prudential Group; or

(d)	if he fails or refuses to perform substantially the duties of the position which he holds under this Agreement or engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)	if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or

(f)	if he commits any serious or repeated breach of any of his obligations under this Agreement or the Appointment.

(3)	The Executive shall have no claim against the Company for damages or otherwise by reason of termination pursuant to clause 9(2). Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)

Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 2006, if at any time during this Agreement the Executive’s employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)	The Executive shall promptly deliver to the Company upon the date of termination:

(a)	any property provided by the Company or any other company within the Prudential Group; and

(b)	all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company. The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

10.	EXECUTIVE’S POSITION AS DIRECTOR

(1)	The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to his duties pursuant to the Appointment. The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)	If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(3)	Upon termination of the Appointment for whatever reason the Executive shall forthwith in writing resign his position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(4)	If the Executive fails to comply with his obligations in sub-clause 10(3) hereof, he hereby irrevocably authorises Prudential to appoint some person in his name and on his behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in sub-clause 10(3) above.

11.	CONFIDENTIAL INFORMATION

(1)

The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of his duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to his knowledge during his employment. For the purposes of this Agreement “Confidential Information” shall include, without limitation, details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive. The restrictions in this clause shall not apply:

(i)	to any disclosure or use authorised by the Board or required by law or by the Appointment; or

(ii)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is ended, or

(iii)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

(2)	The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential’s premises only to the extent it is strictly necessary for the proper performance of his duties hereunder. The Executive will comply with the Company’s standards relating to confidentiality of information in electronic form.

12.	GRATUITIES AND CODES OF CONDUCT

(1)	Without the Company’s permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

(2)	The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of The Stock Exchange and any other relevant regulatory body.

13.	DATA PROTECTION

(1)	The Executive consents to the Company and any company within the Prudential Group processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(i)	performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(ii)	the legitimate interests of the Company and any company within the Prudential Group including for the purposes of any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(iii)	processing in connection with any corporate transaction in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)	transferring data to countries outside the European Economic Area for any of the purposes referred to in (i), (ii) or (iii) above.

(2)	The Executive explicitly consents to the Company and any company within the Prudential Group processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Appointment) for the following purposes:

(i)	where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the sickness policy of the Company (or any company within the Prudential Group) or any relevant pension scheme or monitoring absence;

(ii)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the disciplinary purposes of the Company or of any company within the Prudential Group;

(iii)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)	for all sensitive personal data, any processing in the legitimate interests of the Company or any company within the Prudential Group.

14.	ASSIGNMENT

The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.	STATUTORY REQUIREMENTS

The Executive shall also be subject to the terms set out in Schedule I attached to this Agreement in connection with the Employment Rights Act 1996.

16.	NOTICES

Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:-

(a)	if personally delivered, at the time of delivery;

(b)	if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)	if sent by fax, at the time of dispatch.

In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

17.	MISCELLANEOUS

(1)	This Agreement including the offer letter from the Chief Executive Officer set out in Schedule II forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)	The headings shall be disregarded in construing this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

SCHEDULE I

In accordance with the Employment Rights Act 1996, the following terms of the Executive’s appointment apply on the date of the Agreement as provided therein:-

(a)	Remuneration - Clause 5(1)

(b)	Hours of Work - There are no fixed hours of work - Clause 4

(c)	Holidays - Clause 7

(d)	Sickness and Injury - the Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of sub-clause 5(3)

(e)	Pension Arrangements - Clause 5(2)

(f)	Notice - Clause 2(2)

(g)	Job Title - Clause 2(1)

(h)	Grievance Procedure - If the Executive seeks to redress any grievance relating to his employment he should apply in writing to the Chief Executive of the Prudential Group.

(i)	Disciplinary Procedure - There are no disciplinary rules applicable to senior executives so that any disciplinary action relevant to the Executive will be considered and handled according to the particular circumstances and the Executive’s position. Should the Executive be dissatisfied with any disciplinary decision he/she should appeal in writing to the Chief Executive of the Prudential Group.

(j)	Date of Commencement of Employment - The date of commencement of this appointment is the Commencement Date - Clause 1. The data of continuous service (i.e. date of joining Prudential) is 19 May 2008.

(k)	Place of work - Clause 4(3).

(l)	Collective Agreements which directly affect the Executive’s terms and conditions - none.

SCHEDULE II

PERSONAL

6 August 2013

Dear Pierre-Olivier,

YOUR PROPOSED PRUDENTIAL APPOINTMENT & CONTRACT OF EMPLOYMENT

Following our recent discussions, I am delighted to formally offer you the role of Group Chief Risk Officer of Prudential plc, effective 6 August 2013. In this role you will be a member of the Group Executive Committee and will report to me as Group Chief Executive Officer, Prudential plc and to Howard Davies as Chair of the Group Risk Committee.

This letter summarises our offer to you. I have also included a contract which is the standard contract used within Prudential plc for members of the Group Executive Committee.

Remuneration and benefits

Base Salary

Your base salary will be £500,000 per annum. We review salaries with effect from 1 January each year and your next review will be on 1 January 2014.

Incentive Plans

You will be eligible to participate in the following discretionary incentive plans:

(i)	An annual incentive plan (“AIP”). You will have a maximum AIP opportunity of 160% of annual salary of which 80% of salary will be based on Group financial performance and 80% on achievement of personal objectives. We anticipate that delivery of a normally challenging business plan will deliver 80% of the maximum opportunity for the financial element of the bonus.

You will be required to defer 40% of any bonus awarded to you in any year into Prudential shares. These shares will vest to you three years after the date of the award. Bonus awards are not pensionable.

Your 2013 bonus payment will be calculated on a pro-rata basis in respect of your time employed as Managing Director, CEO’s Office, and as Group Chief Risk Officer, during 2013.

(ii)	An annual long term incentive award with a value at award of 200% of salary. Your 2014 award will reflect this new increased award size and will be made under the Prudential Long Term Incentive Plan (“PLTIP”).

Your outstanding long term incentive awards made under the Group Performance Share Plan (“GPSP”) and the PLTIP will not be affected by this change.

Pension

You currently participate in the PSPS Defined Contribution Scheme. Going forward you will be provided with:

(i)	a pension supplement of 25% of salary. Should you choose, all or part of this might be delivered as an employer contribution to the PSPS Defined Contribution Scheme. Any part not delivered in this way will be paid to you as a monthly cash allowance, subject to the usual deductions.

(ii)	a death in service benefit equal to 4 times your basic salary, with an additional 4 times your basic salary which would be used to purchase an annuity for dependents. These benefits are subject to medical underwriting.

(iii)	income protection of 50% of your annual base pay should you be absent from work for more than 26 weeks due to ill health, payable for up to 5 years. This benefit is subject to medical underwriting.

Car and Driver

I am pleased to confirm that you will be provided with a car and driver at Prudential’s expense to aid the proper performance of your duties. If incidental personal use is made of the car and driver, such as being driven from your home to the office, this will be disclosed as a benefit for you to HMRC and any tax liability will be settled by Prudential.

Private Medical Insurance

You will be entitled to Private Medical Insurance, providing cover for yourself and your partner/immediate family. You will also be offered an annual health assessment.

You and your dependent family members will continue to be covered by a PruHealth policy. To provide additional benefits (for instance dental treatment) and greater international coverage a BUPA International policy will also be provided.

Holiday

You are entitled to paid time off for breaks away from work in each calendar year (in addition to public holidays) as the proper performance of your duties permits. Under normal circumstances this is not expected to exceed six weeks in any year.

All Employee Share Plans

You will continue to be eligible to participate in the share plans open to all employees. In the UK, these are the Prudential Savings Related Share Option Scheme (SAYE) scheme and the Prudential Services Ltd Share Incentive Plan (SIP).

Travel and Season Ticket Loan

As a member of the Group Executive Committee you are entitled to first class travel on Company business. If the policy changes for the GEC, then any change in policy will apply to yourself. An interest free travel season ticket loan is available.

Notice period

As outlined in Clause 2 of your revised contract of employment, your notice of termination, to the Company and from the Company, will be increased from 6 to 12 months.

Share ownership guidelines

As a member of the Group Executive Committee you will be subject to a share ownership guideline of 75% of salary. You are expected to meet this guideline within five years of your date of appointment to the role of Group Chief Risk Officer.

Conclusion

Pierre-Olivier, I very much hope that you will accept this offer by signing and returning a copy of this letter and the enclosed contract of employment. A further copy is enclosed for your records.

Thank you for your contribution to date to Prudential. I look forward to continuing to work with you in your new role.

Yours sincerely

/s/ T Thiam

Tidjane Thiam

Group Chief Executive Officer

I am pleased to accept the role of Group Chief Risk Officer, Prudential plc. and accept the terms and conditions detailed in this letter.

Signed

Pierre-Olivier Bouée

Dated

Definitions

In this letter:

“Board” means the board of directors of Prudential or a duly constituted committee of the board of directors of Prudential;

“Prudential” means Prudential plc;

“Prudential Group” means Prudential and each of its subsidiaries as “subsidiaries” is defined by section 1159 of the Companies Act 2006; and

“Remuneration Committee” means a duly constituted remuneration committee of the Board.

SIGNED by Peter Goerke

on behalf of PRUDENTIAL PLC

Peter Goerke	/s/ P Goerke

In the presence of:-	/s/ Sara Dare

Date:	6 August 2013

SIGNED by Pierre-Olivier Bouée	/s/ P Bouée

Pierre-Olivier Bouée

In the presence of:-	/s/ P Goerke
Group HR Director

Date:	7 August 2013

SIGNED by Peter Goerke on behalf of PRUDENTIAL SERVICES LIMITED

Peter Goerke	/s/ P Goerke
In the presence of:-
/s/ Sara Dare

Date:	6 August 2013

PRIVATE AND CONFIDENTIAL

DATED

25 April 2013

PRUDENTIAL SERVICES LIMITED (1)

and

JACKIE HUNT (2)

and

PRUDENTIAL PLC (3)

EXECUTIVE DIRECTOR CONTRACT OF EMPLOYMENT

PARTIES

(1)	PRUDENTIAL SERVICES LIMITED of Laurence Pountney Hill, EC4R 0HH (the “Company”) and

(2)	JACKIE HUNT of [ADDRESS] (the “Executive”)

(3)	PRUDENTIAL PLC of Laurence Pountney Hill, London, EC4R 0HH (“Prudential”)

1.	DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Board” means the Board of Directors of Prudential;

“Commencement Date” means 5 September 2013

“Prudential Group” means Prudential and each of its subsidiaries where “subsidiaries” is defined by section 1159 of the Companies Act 2006.

2.	APPOINTMENT

(1)	The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer, UK & Europe of Prudential plc and in other such capacity as may be agreed (“the Appointment”). The Executive shall report to the Group Chief Executive.

(2)	The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months’ prior written notice to expire at any time or the Executive giving to the Company not less than 12 months’ prior written notice to expire at any time.

(3)	The Company does not operate a fixed retirement age but, subject to the rules of any Company Pension Scheme of which the Executive is a member, the Executive may give the Company notice to voluntarily retire at any time from the age of 55.

3.	DUTIES OF THE EXECUTIVE

(1)	During the Appointment the Executive shall use her best endeavours to promote the interests of the Company and each company in the Prudential Group and shall carry out her duties with all due expertise, diligence and technical skill, giving at all times the full benefit of her knowledge and experience.

(2)	The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in her by the Board consistent with the nature of the Appointment.

(3)	Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require her:

(i)	not to attend any premises of the Company or any other company in the Prudential Group; and/or

(ii)	to resign with immediate effect from any offices she holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/or

(iii)	to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group.

The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3). For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which she is not required to attend work.

(4)	The Board may also suspend all or any of the Executive’s duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive. Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company’s premises during such suspension) providing that:

(i)	the Board on or before such suspension notifies the Executive in writing of such grounds; and

(ii)	during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement.

(5)	The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall require and of which the Executive is aware.

(6)	The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group. The Executive shall also comply with the requirements laid down by all external regulatory bodies.

(7)	The Executive shall allow the Company supervised access on reasonable notice to all or any of the properties in which she resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may consider advisable for the protection of the Executive.

4.	PERFORMANCE OF DUTIES

(1)	During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of her time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of her duties hereunder demands.

(2)

The Executive shall not (unless otherwise agreed by the Company and/or the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)	The Executive shall perform her duties at such offices of the Company in London or at such other locations as the Company or the Board may from time to time reasonably require.

5.	REMUNERATION

(1)	During the Appointment the Company will pay the Executive an annual salary as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive. The rate of salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive. The Company reserves the right to withhold or deduct from the Executive’s salary any amount owed by the Executive to the Company or any company in the Prudential Group.

(2)	The Executive shall be eligible to be admitted to membership of the DC Section of the Prudential Staff Pension Scheme details of which have been supplied to the Executive, subject to the trust deed and rules from time to time governing the scheme. The Scheme is contracted-in to the state second pension scheme and so no contracting-out certificate applies to the Appointment. The Executive’s pensionable pay for the purposes of determining employee contributions and Prudential’s contributions will be the Executive’s Base Salary. Provision of death in service benefits may be subject to the provision of medical evidence satisfactory to the provider. The Company reserves the right to amend the DC Section of the Prudential Staff Pension Scheme from time to time.

(3)	The Executive must notify the Company as early as practicable on the first day of any absence due to sickness or other incapacity. Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive’s incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) for the first six months of such incapacity. During this period of incapacity, the Company shall only give notice terminating the Appointment on grounds of redundancy, falling within section 139 of The Employment Rights Act 1996 or those circumstances as set out in clause 9(2). Thereafter the Company may at its discretion discontinue the payment of remuneration under this Agreement in which event the rules of the Prudential Staff Long Term Incapacity Scheme as from time to time in force, will apply to the Executive.

(4)	If the Executive needs to undergo a medical examination at the request of the Company, the cost of this will be met by the Company and the Company’s medical adviser will be entitled to receive a copy of any report produced, to discuss it with the doctor who produced it and to discuss its conclusions with the Company.

(5)	If the Executive is incapable of performing her duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party, only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security, the Executive shall (insofar as lawful) repay to the Company the amount of any sick pay she has received.

(6)	The Executive, her partner and her unmarried children below the age of 18 (or 24 if in full time education) will be eligible free of charge to participate with effect from the Commencement Date until termination of employment in the Prudential Group medical insurance scheme currently established with PruHealth.

(7)	The Executive may be eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the availability of those benefits generally) which currently include:

(a)	the Annual Incentive Plan (“AIP”);

(b)	long term incentive plans operated by the Group

(c)	the Prudential Services Ltd Share Incentive Plan (“SIP”); and

(d)	the Prudential Savings Related Share Option Scheme (SAYE Scheme”),

details of which have been supplied to the Executive.

Any benefits under these plans are non-pensionable.

(8)	Participation in the Prudential AIP, long term incentive plans, SIP, SAYE and any other incentive arrangement and Savings Related Share Option Scheme is a matter entirely separate from the Executive’s terms and conditions of employment; the Company has no contractual obligation to invite the Executive’s participation in any plan cycle; and in particular if the Executive’s employment shall terminate for whatever reason (whether lawfully or in breach of contract) she shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(9)	So far as permitted by law, the Executive shall be entitled to an interest free season ticket loan.

6.	EXPENSES

The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all traveling, hotel, entertainment and other out-of-pocket expenses properly incurred by her from time to time in the execution of her duties hereunder in accordance with the relevant rules of the Company for the time being in force.

7.	HOLIDAY

The Executive shall be entitled to paid time off for breaks away from work in each calendar year (in addition to statutory holidays) as the proper performance of her duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time. Under normal circumstances this is not expected to exceed six weeks in any year.

8.	POST TERMINATION RESTRICTIONS

(1)	The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the “Exclusion Period”) she shall not whether on her own account or otherwise and whether directly or indirectly:

(a)

solicit, interfere with, endeavor to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of her employment in the 12 month period immediately prior to the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)	solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the twelve months before the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)	carry on, set up, be employed, engaged or interested in a business anywhere in the UK, Europe, US or Asia which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of termination with which the Executive was actively involved during the 12 month period immediately prior to termination of the Appointment, including (but not limited to) the businesses of the companies listed in Schedule 1 (or such other companies as may, from time to time, carry on such businesses). It is agreed that in the event that any such company ceases to be in competition with the Company and/or any company within the Prudential Group, this clause 8(1)(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)	The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provision of clause 3(3).

(3)	The Executive acknowledges and agrees that:

(a)	each of sub-clauses 8(1)(a) (b) and (c) hereof constitute an entirely separate and independent restriction on her;

(b)	the duration extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and

(c)	if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.	TERMINATION OF EMPLOYMENT

(1)	The Appointment may be terminated by either party by notice given in accordance with Clause 2. The Company may in its absolute discretion decide to terminate the employment by making a payment of salary in lieu of any unexpired period of notice and, if any payment by the Company is appropriate, to make the payment either in one lump sum on termination or for payment to be made in equal monthly installments on the usual salary payment dates over the notice period. During the period of payment of these monthly installments the Executive will be expected to mitigate the position by seeking alternative employment. Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company. Should the Executive’s new gross monthly pay be the same or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments. Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

(2)	Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under Clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any of the following circumstances, namely:

(a)	if she is or becomes bankrupt or has a receiving order made against her or compounds with her creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)	if she is guilty of serious misconduct or behavior such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences for which a non custodial sentence is imposed) or commits any serious breach of any of her obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise) and such misconduct, behaviour or breach justifies summary dismissal; or

(c)	if she refuses to comply with any lawful orders or directions reasonably given to her by the Company or the Board or neglects so to comply with material adverse consequences for the Prudential Group; or

(d)	if she fails or refuses to perform substantially the duties of the position which she holds under this Agreement or engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)	if she is prevented from carrying out her duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or

(f)	if she commits any serious or repeated breach of any of her obligations under this Agreement or the Appointment.

(3)	The Executive shall have no claim against the Company for damages or otherwise by reason of termination pursuant to clause 9(2). Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)

Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 2006, if at any time during this Agreement the Executive’s employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)	The Executive shall promptly deliver to the Company upon the date of termination:

(a)	any property provided by the Company or any other company within the Prudential Group; and

(b)	all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by her or have come into her possession in the course of her employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company. The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which she is or may become involved.

10.	EXECUTIVE’S POSITION AS DIRECTOR

(1)	The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to her duties pursuant to the Appointment. The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)	If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(3)	Upon termination of the Appointment for whatever reason the Executive shall forthwith in writing resign her position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(4)	If the Executive fails to comply with her obligations in sub-clause 10(3) hereof, she hereby irrevocably authorises Prudential to appoint some person in her name and on her behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in sub-clause 10(3) above.

11.	CONFIDENTIAL INFORMATION

(1)

The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of her duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to her knowledge during her employment. For the purposes of this Agreement “Confidential Information” shall include, without limitation, details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive. The restrictions in this clause shall not apply:

(i)	to any disclosure or use authorised by the Board or required by law or by the Appointment; or

(iii)	so as to prevent the Executive from using her own personal skill in any business in which she may be lawfully engaged after the Appointment is ended, or

(iii)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

(3)	The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential’s premises only to the extent it is strictly necessary for the proper performance of her duties hereunder. The Executive will comply with the Company’s standards relating to confidentiality of information in electronic form.

12.	GRATUITIES AND CODES OF CONDUCT

(1)	Without the Company’s permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

(2)	The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of The Stock Exchange and any other relevant regulatory body.

13.	DATA PROTECTION

(1)	The Executive consents to the Company and any company within the Prudential Group processing data relating to her at any time (whether before, during or after the Employment) for the following purposes:

(i)	performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(ii)	the legitimate interests of the Company and any company within the Prudential Group including for the purposes of any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(iii)	processing in connection with any corporate transaction in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs her duties; and

(iv)	transferring data to countries outside the European Economic Area for any of the purposes referred to in (i), (ii) or (iii) above.

(2)	The Executive explicitly consents to the Company and any company within the Prudential Group processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Appointment) for the following purposes:

(i)	where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the sickness policy of the Company (or any company within the Prudential Group) or any relevant pension scheme or monitoring absence;

(ii)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the disciplinary purposes of the Company or of any company within the Prudential Group;

(iii)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs her duties; and

(iv)	for all sensitive personal data, any processing in the legitimate interests of the Company or any company within the Prudential Group.

14.	ASSIGNMENT

The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.	STATUTORY REQUIREMENTS

The Executive shall also be subject to the terms set out in Schedule I attached to this Agreement in connection with the Employment Rights Act 1996.

16.	NOTICES

Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be her last known place of residence. A notice shall be deemed to have been served as follows:-

(a)	if personally delivered, at the time of delivery;

(b)	if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)	if sent by fax, at the time of dispatch.

In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

17.	MISCELLANEOUS

(1)	This Agreement including the offer letter from the Chief Executive Officer set out in Schedule II forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)	The headings shall be disregarded in construing this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

SCHEDULE I

In accordance with the Employment Rights Act 1996, the following terms of the Executive’s appointment apply on the date of the Agreement as provided therein:-

(a)	Remuneration - Clause 5(1)

(b)	Hours of Work - There are no fixed hours of work - Clause 4

(c)	Holidays - Clause 7

(d)	Sickness and Injury - the Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of sub-clause 5(3)

(e)	Pension Arrangements - Clause 5(2)

(f)	Notice - Clause 2(2)

(g)	Job Title - Clause 2(1)

(h)	Grievance Procedure - If the Executive seeks to redress any grievance relating to her employment she should apply in writing to the Chief Executive of the Prudential Group.

(i)	Disciplinary Procedure - There are no disciplinary rules applicable to senior executives so that any disciplinary action relevant to the Executive will be considered and handled according to the particular circumstances and the Executive’s position. Should the Executive be dissatisfied with any disciplinary decision he/she should appeal in writing to the Chief Executive of the Prudential Group.

(j)	Date of Commencement of Employment - The date of commencement of employment (i.e. date of joining Prudential) is the Commencement Date - Clause 1.

(k)	Place of work - Clause 4(3).

(l)	Collective Agreements which directly affect the Executive’s terms and conditions - none.

SCHEDULE II

PERSONAL

Ms J Hunt

ADDRESS

25 April 2013

YOUR PROPOSED PRUDENTIAL APPOINTMENT & CONTRACT OF EMPLOYMENT

Following our recent discussions, I am delighted to be able to write to confirm that we are formally offering you the position of Chief Executive Officer, UK & Europe of Prudential plc. As an Executive Director you will sit on the Board of Prudential and will report to me in my role as Group Chief Executive of Prudential plc. As a member of the Board you will have an opportunity to influence the future direction of Prudential and I am confident that you will contribute fully to this.

This letter summarises our offer to you. I have also included a contract which is the standard contract used within Prudential plc for all our executive directors.

I look forward to discussing a mutually acceptable date of joining in due course.

Remuneration and benefits

Base Salary

Your base salary will be £625,000 per annum. We review basic salaries on 1 January each year at the Remuneration Committee’s discretion. Your first review will be effective on 1 January 2014.

Incentive Plans

You will be eligible to participate in the following discretionary incentive plans:

(i)	An annual incentive plan (“AIP”). You will have a maximum AIP opportunity of 160% of annual salary for the 2013 financial year. We anticipate that delivery of a normally challenging business plan will deliver 80% of the maximum opportunity for the financial element of the bonus.

You will be required to defer 40% of any bonus awarded to you in any year into Prudential shares. These shares will vest to you three years after the date of the award. A participant’s guide to this plan will be provided on your joining. Bonus awards are not pensionable.

Your 2013 Prudential bonus will be calculated on a full year basis and will not be pro-rated to reflect the portion of the year you serve.

(ii)	An annual long term incentive award with a value of award of 225% of salary. A new Prudential Long Term Incentive Plan will be presented to shareholders at the Annual General meeting in May 2013. Subject to shareholder approval, your 2013 long term incentive award will be made under this Plan in late May (or shortly after your joining date, if later). Information about the plan and the performance conditions attached to awards will be provided at that time.

Your 2013 Prudential Long Term Incentive Plan award size will be calculated on a full year basis and will not be pro-rated to reflect the portion of the year you serve.

Pension

You will be eligible to join the DC Section of the Prudential Staff Pension Scheme (“DC Section”). You will be provided with:

(i)	a pension supplement of 25% of salary. Should you choose, all or part of this might be delivered as an employer contribution to the DC Section. Any part not delivered in this way will be paid to you as a monthly cash allowance, subject to the usual deductions.

(ii)	a death in service benefit equal to 4 times your basic salary, with an additional 4 times your basic salary which would be used to purchase an annuity for dependents. These benefits are subject to medical underwriting.

(iii)	Income protection of 50% of your annual base pay should you be absent from work for more than 26 weeks due to ill health, payable for up to 5 years. This benefit is subject to medical underwriting.

Private Medical Insurance

You will be entitled to Private Medical Insurance through PruHealth, providing cover for yourself and your partner/immediate family. To activate this cover you will need to complete and return a registration form once you have accepted our offer.

You will also be offered an annual health assessment.

Holiday

You are entitled to paid time off for breaks away from work in each calendar year (in addition to public holidays) as the proper performance of your duties permits. Under normal circumstances this is not expected to exceed six weeks in any year.

Relocation support

To support any home relocation, we will offer the following support:

(i)	The reimbursement of reasonable removal charges for the transport of household items, on receipt of an invoice from a reputable removal company; and

(ii)	The reimbursement of legal fees for the sale and purchase of properties.

Further, we will provide a one-off net cash sum of £100,000 (after the usual statutory deductions) within one month of you notifying us of the date of your relocation, to provide additional support towards, for example, stamp duty costs.

Home security support

Prudential will reimburse the cost of necessary home security support. This might include alarm installation and monitoring, or physical security measures (such as fences or gates).

All Employee Share Plans

You will also be eligible to participate in the share plans open to all employees. In the UK, these are the Prudential Savings Related Share Option Scheme (SAYE) scheme and the Prudential Services Ltd Share Incentive Plan (SIP).

Season Ticket Loan

An interest free travel season ticket loan is available.

Car and Driver

I am pleased to confirm that you will be provided with a car and driver at Prudential’s expense to aid the proper performance of your duties. If incidental personal use is made of the car and driver, such as being driven from your home to the office, this will be disclosed as a benefit for you to HMRC and any tax liability will be settled by Prudential.

We reserve the right to amend our remuneration structure and incentive plans from time to time.

Joining arrangements

Deferred bonus awards

An award of restricted Prudential shares would replace the deferred portions of your 2011 and 2012 bonuses, and any dividend shares accrued on these awards. These replacement awards would be released in March 2014 and March 2015, in line with the release dates of the forfeited awards. The number of shares comprising the replacement awards would be determined with reference to the Standard Life and Prudential share prices on your first day of employment.

These replacement awards would be forfeited should you resign or be dismissed before the date of release.

We will require written confirmation from your current employer of the vesting dates and any performance conditions attached to these awards, and that you will forfeit these awards on your resignation.

Long Term Incentive Awards

Prudential will compensate you for the loss of your long term incentive (LTIP) awards which have yet to vest and which you will forfeit.

Awards of conditional shares would replace your forfeited 2010, 2011 and 2012 LTIP awards. These would be released in June 2013 (or shortly after commencement of employment if later), March 2014 and March 2015 respectively, in line with the release date of the forfeited awards.

The number of shares comprising the replacement awards would be determined with reference to the Standard Life and Prudential share prices on your first day of employment and would take account of any dividend shares accrued on these awards.

Replacement awards would be subject the Prudential TSR condition which applied to Group Performance Share Plan awards made in each year (for example, your replacement award for the forfeited 2011 grant would be subject to Prudential TSR achievement as assessed for the 2011 – 2013 GPSP performance period).

These replacement awards would be forfeited should you resign or be dismissed before the vesting date.

We will require written confirmation from your current employer of the vesting dates and performance conditions attached to these awards, and that you will forfeit these awards on your resignation.

Conclusion

As you know, we propose to undertake a number of checks and obtain approvals in order to finalise arrangements. As it relates to the approvals from the regulator the PRA does not require an interview and the FCA has approved your appointment following the interview you had with them.

Other checks (including a credit check and a Criminal Records Bureau check) and the preparation of a medical report will be carried out for good practice in due course. These may take a period of time after the announcement. Unless you are aware of any issues that might be raised, I do not expect there to be any reason to delay the finalisation of arrangements.

Jackie, I very much hope that you will accept this offer by signing and returning a copy of this letter and the enclosed contract of employment. Further copies are enclosed for your records. I look forward to welcoming you to Prudential.

Yours sincerely

Tidjane Thiam

Group Chief Executive

I accept the terms of employment offered in this letter:

Signed

Jackie Hunt

Dated

Definitions

In this letter:

“Board” means the board of directors of Prudential or a duly constituted committee of the board of directors of Prudential;

“Prudential” means Prudential plc;

“Prudential Group” means Prudential and each of its subsidiaries as “subsidiaries” is defined by section 1159 of the Companies Act 2006; and

“Remuneration Committee” means a duly constituted remuneration committee of the Board.

SIGNED by Tidjane Thiam

on behalf of PRUDENTIAL PLC

Tidjane Thiam

/s/ T Thiam

In the presence of: /s/ MA Coltman

Date: 25 April 2013

SIGNED by Jackie Hunt

/s/ J Hunt

Jackie Hunt

In the presence of: /s/ P Goerke

Date: 25 April 2013

SIGNED by Tidjane Thiam & Peter Goerke

Tidjane Thiam

/s/ T Thiam

Peter Goerke

/s/ P Goerke

on behalf of PRUDENTIAL SERVICES LIMITED

In the presence of: /s/ MA Coltman

Date: 25 April 2013